OLD NATIONAL
P.O. Box 718 - Evansville, IN 47705
NYSE Symbol: ONB

NEWS RELEASE
For Further Information:	Paige McFarling Old National Bancorp 812-464-1556

ROBERT G. JONES ELECTED CEO OF OLD NATIONAL BANCORP

Veteran of 25 Years in Financial Services Most Recently Headed
KeyCorp's McDonald Investments

EVANSVILLE, Indiana (August 19, 2004) -- Old National Bancorp (NYSE: ONB) announced that Robert G. Jones -- most recently chief executive officer of KeyCorp's McDonald Investments, Inc. unit -- has been elected president and chief executive officer and a member of the board of directors.

Old National said that its board of directors also separated the positions of chairman and chief executive officer, naming Larry Dunigan chairman. A director of Old National since 1982, Dunigan has served as interim chairman since the retirement earlier this year of James Risinger as chairman and CEO. Michael R. Hinton continues as chief operating officer of Old National and president of Old National Bank. He was appointed senior executive vice president of the holding company.

"We are particularly pleased to have an executive of Bob Jones' stature and experience join Old National as chief executive officer," Dunigan said. "In a variety of senior responsibilities at a major regional banking organization, he has demonstrated exceptional leadership talent in guiding teams to deliver outstanding customer service and excellent financial results. Our board of directors aimed to fill this position with someone who can lead Old National to the performance level that it is capable of delivering, and we are confident that we have found that leadership in Bob."

Jones said that among the characteristics that attracted him to Old National are the organization's deep-rooted sense of community and its tremendous opportunities. "My entire career has focused on expanding the dimensions of community banking to meet clients' growing expectations for their financial services partners. That meshes extremely well with Old National's priorities, and I'm looking forward to accelerating our growth by drawing on my experience across banking and financial services lines of business."

Jones will meet with many Old National associates today and officially assumes responsibilities as CEO on September 7. "I'm looking forward to being part of this team and to quickly becoming acquainted with associates and clients," Jones said. "Together we will enhance Old National's strong relationships and service commitment."

Jones, 47, joined Society National Bank in Cleveland in 1979 as a management associate and served in various capacities of increasing responsibility in retail and commercial banking. He was the retail center executive when Society merged with KeyCorp in 1994 and continued to move up through senior retail positions in the larger organization. In 1997 he was named president of KeyBank N.A.'s retail banking operation and subsequently was given responsibility for client services, including banking operations, client satisfaction centers, electronic payments, investment services, loan services, and corporate real estate.

He has served as CEO of McDonald Investments since 2002. He also has been a member of the KeyCorp executive council and was responsible for Key's profit improvement initiative, similar to Old National's ASCEND project, that was designed to deliver roughly $300 million in pre-tax earnings improvement by 2002.

Jones is actively involved in civic and community activities in Cleveland, including the Downtown Cleveland Partnership, the Cleveland Zoological Society, and several organizations focused on education, including serving on the board of trustees of Ashland College, his alma mater.

Old National Bancorp, a $9.0 billion financial holding company headquartered in Evansville, IN, employs more than 3,000 professionals who advise, design and facilitate financial solutions to help clients reach their goals. Founded in 1834, Old National has grown to include community-focused financial services operations in Indiana, Illinois, Ohio, Kentucky, Tennessee and Missouri. With a special attention to service quality, Old National provides individuals and businesses financial solutions through a broad range of banking services as well as trust and investment services, insurance brokerage services and investment products.